Exhibit 11.1  Computations of Basic Loss Per Share.

                                 TRIMERIS, INC.
               STATEMENTS RE: COMPUTATIONS OF BASIC LOSS PER SHARE
                      (in thousands except per share data)

                                                                              Three Months                 Six Months
                                                                              Ended June 30,            Ended June 30,
                                                                          ---------------------     ---------------------
                                                                             1997        1998         1997         1998
                                                                          --------     --------     --------     --------
Common shares outstanding (weighted average) (1) .....................       6,226       10,532        5,797       10,527

Common Stock equivalents (using the treasury stock method):
  Stock Options and Awards (weighted average) Pursuant
  to Staff Accounting Bulletin No. 83 (2) ............................         100          100          100          100
                                                                          --------     --------     --------     --------
Total weighted average shares ........................................       6,326       10,632        5,897       10,627
                                                                          ========     ========     ========     ========
Net loss .............................................................    $ (1,632)    $ (5,330)    $ (3,478)    $ (8,297)
                                                                          ========     ========     ========     ========
Basic net loss per share .............................................    $  (0.26)    $  (0.50)    $  (0.59)    $  (0.78)
                                                                          ========     ========     ========     ========

(1) Assumes the retroactive conversion of the Preferred Stock into shares of Common Stock which occurred upon the completion of the Company's Initial Public Offering in October, 1997, for all periods presented.

(2) Includes all options and awards issued during the twelve-month period prior to the initial filing of the registration statement relating to the Company's Initial Public Offering, in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 83.